Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated May 28, 2010

The Currency MITTS® are being offered by Bank of America Corporation (“BAC”). The Currency MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the Currency MITTS involves a number of risks. There are important differences between the MITTS and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively.

*Depending on the date the Currency MITTS® are priced for initial sale to the public (the “pricing date”), which may be in June or July 2010, the settlement date may occur in June or July 2010, and the maturity date may occur in June or July 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

June     , 2010

Units Expected Pricing Date* June , 2010

Currency Market Index Target-Term Securities® Settlement Date* July , 2010

Linked to an Emerging Market Currency Basket, Maturity Date* June , 2012

due June , 2012 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Currency Market Index Target-Term Securities®

110% - 150% participation in any increase in the value of an Emerging Market Currency Basket, which represents a long position in the Russian ruble, the Mexican peso, and the Indonesian rupiah relative to the U.S. dollar

90% principal protected at maturity against decreases in the value of the Emerging Market Currency Basket

A maturity of approximately two years

Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

ENHANCED INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Currency Market Index Target-Term Securities® Linked to an Emerging Market Currency Basket, due June     , 2012 (the “MITTS”) are our senior unsecured debt securities. The MITTS are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the MITTS are linked is an “Emerging Market Currency Basket,” which tracks the value of an approximately equally weighted investment in the Russian ruble, the Mexican peso, and the Indonesian rupiah (each an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar. The MITTS provide investors with a 110% to 150% participation rate in increases in the value of the Emerging Market Currency Basket from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date. Investors should be of the view that the value of the Emerging Market Currency Basket will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the MITTS. Investors must be willing to forgo interest payments on the MITTS and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:

An Emerging Market Currency Basket, which tracks the value of an approximately equally weighted investment in the Russian ruble, the Mexican peso, and the Indonesian rupiah, based on the exchange rate for each underlying currency relative to the U.S. dollar.

Initial Exchange Rates:

The Initial Exchange Rate for each underlying currency will be determined on the pricing date, subject to postponement as more fully described on page TS-7, and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

Starting Value:	The Starting Value of the Emerging Market Currency Basket will be set to 100 on the pricing date.
Ending Value:

The value of the Emerging Market Currency Basket on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described below under “The Emerging Market Currency Basket.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-7.

Calculation Day:

The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

Participation Rate:

The Participation Rate will be between 110% and 150%. The actual Participation Rate will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption

Amount for the MITTS

On the maturity date, you will receive a cash payment per MITTS (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based on the hypothetical Participation Rate of 130% (the midpoint of the Participation Rate range of 110% to 150%), the Base Value of $10.00, and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the Emerging Market Currency Basket.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, and a hypothetical Participation Rate of 130% (the midpoint of the Participation Rate range of 110% to 150%).

Example 1 — The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 -	[	$10 ×	(100.00 - 50.00)	]	= $5.000 and (b) $9.000
100.00

Redemption Amount (per unit) = $9.000 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Redemption Amount (per unit) = $10 -	[	$10 ×	(100.00 - 97.00)	]	= $9.700
100.00

Example 3 — The hypothetical Ending Value is equal to 120.00:

Redemption Amount (per unit) = $10 +	[	$10 × 130% ×	(120.00 - 100.00)	]	= $12.600
100.00

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Emerging Market Currency Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to three decimal places);
▪	the total rate of return to holders of the MITTS; and
▪	the pretax annualized rate of return to holders of the MITTS.

The table below is based on a hypothetical Participation Rate of 130% (the midpoint of the Participation Rate range of 110% to 150%), the Base Value of $10.00 (per unit), and the Minimum Redemption Amount of $9.00 (per unit).

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the MITTS	Pretax Annualized Rate of Return on the MITTS(1)
50.00	-50.00%	$9.000	-10.00%	-5.20%
55.00	-45.00%	$9.000	-10.00%	-5.20%
60.00	-40.00%	$9.000	-10.00%	-5.20%
65.00	-35.00%	$9.000	-10.00%	-5.20%
70.00	-30.00%	$9.000	-10.00%	-5.20%
75.00	-25.00%	$9.000	-10.00%	-5.20%
80.00	-20.00%	$9.000	-10.00%	-5.20%
85.00	-15.00%	$9.000	-10.00%	-5.20%
90.00	-10.00%	$9.000(2)	-10.00%	-5.20%
95.00	-5.00%	$9.500	-5.00%	-2.55%
97.00	-3.00%	$9.700	-3.00%	-1.52%
98.00	-2.00%	$9.800	-2.00%	-1.01%
99.00	-1.00%	$9.900	-1.00%	-0.50%
100.00(3)	0.00%	$10.000	0.00%	0.00%
105.00	5.00%	$10.650	6.50%	3.17%
110.00	10.00%	$11.300	13.00%	6.21%
115.00	15.00%	$11.950	19.50%	9.11%
120.00	20.00%	$12.600	26.00%	11.90%
125.00	25.00%	$13.250	32.50%	14.58%
130.00	30.00%	$13.900	39.00%	17.16%
135.00	35.00%	$14.550	45.50%	19.66%
140.00	40.00%	$15.200	52.00%	22.07%
145.00	45.00%	$15.850	58.50%	24.41%
150.00	50.00%	$16.500	65.00%	26.67%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from May 21, 2010 to May 21, 2012, a term expected to be similar to that of the MITTS.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the MITTS.

(3)	The Starting Value will be set to 100 on the pricing date.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total and pretax annualized rates of return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Risk Factors

There are important differences between the MITTS and a conventional debt security. An investment in the MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Emerging Market Currency Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the MITTS while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the MITTS.

▪	A trading market is not expected to develop for the MITTS.

▪	The Redemption Amount will not be affected by all developments relating to the Emerging Market Currency Basket.

▪

If you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the MITTS.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the MITTS depends on the exchange rates, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Russia, Mexico, Indonesia, and the United States.

▪	Even though currencies trade around-the-clock, the MITTS will not trade around-the-clock, and the prevailing market prices for the MITTS may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the MITTS.

▪	The MITTS are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the MITTS are uncertain and may be adverse to a holder of the MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪

You anticipate that the Ending Value of the Emerging Market Currency Basket will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the MITTS.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the MITTS. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the MITTS.

The MITTS may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value of the Emerging Market Currency Basket will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the MITTS.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the MITTS.

Other Provisions

We may deliver the MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the MITTS occurs more than three business days from the pricing date, purchasers who wish to trade the MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the MITTS, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the MITTS from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Emerging Market Currency Basket

The MITTS are designed to allow investors to participate in the movements of the Emerging Market Currency Basket over the term of the MITTS. The Emerging Market Currency Basket is designed to track the value of an approximately equally weighted investment in the Russian ruble, the Mexican peso, and the Indonesian rupiah, based on the exchange rate of each underlying currency relative to the U.S. dollar. The MITTS provide upside participation at maturity if the value of the Emerging Market Currency Basket increases (that is, the underlying currencies strengthen relative to the US. dollar) over the term of the MITTS.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar; a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the U.S. dollar. If investing in the MITTS, investors should be of the view that the value of the Emerging Market Currency Basket will increase over the term of the MITTS (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and the Final Exchange Rate will be determined as follows:

—

Russian ruble: the number of Russian rubles for which one U.S. dollar can be exchanged as reported by Reuters on page RUBMCMEEMTA=, or any substitute page thereto, under USD, at approximately 10:00 a.m. in London, England.

—

Mexican peso: the number of Mexican peso for which one U.S. dollar can be exchanged as reported by Reuters on page WMRSPOT, or any substitute page thereto, under USD, at approximately 4:00 p.m. in London, England.

—

Indonesian rupiah: the number of Indonesian rupiahs for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

If the following events occur (each, a “Non-Publication Event”):

—	the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

—

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency, as applicable, on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate) (the “final determination date”).

If, following a Non-Publication Event and postponement as described above, the exchange rate for any underlying currency remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Emerging Market Currency Basket) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency, and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by a Non-Publication Event, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Emerging Market Currency Basket on the calculation day.

The value of the Emerging Market Currency Basket on the calculation day will equal: 100 + 100 × (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

—	Russian ruble:	33.34% ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

—	Mexican peso:	33.33% ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

—	Indonesian rupiah:	33.33% ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the exchange rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to the Russian ruble will equal 33.34% and with respect to the Mexican peso and Indonesian rupiah will each equal 33.33%, reflecting an approximately equal weighting for each underlying currency in the Emerging Market Currency Basket.

The “Initial Exchange Rate” for each exchange rate will be determined on the pricing date, subject to postponement as described above, and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

The “Final Exchange Rate” for each exchange rate will be determined on the calculation day, subject to postponement as described above.

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate as reported on Bloomberg L.P. on May 14, 2010) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Russian ruble	33.34%	30.5050	32.0303	-1.59%
Mexican peso	33.33%	12.5899	11.9604	1.75%
Indonesian rupiah	33.33%	9,100.0000	8,190.0000	3.70%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Russian ruble:	33.34% ×	(30.5050 - 32.0303)	= -1.59%
32.0303

—	Mexican peso:	33.33% ×	(12.5899 - 11.9604)	= 1.75%
11.9604

—	Indonesian rupiah:	33.33% ×	(9,100.0000 - 8,190.0000)	= 3.70%
8,190.0000

The hypothetical Ending Value would be 103.86, determined as follows:

        100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

        100 + 100 × (– 1.59 + 1.75 + 3.70)%

        100 + 100 × (3.86%) =103.86

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Russian ruble	33.34%	30.5050	45.7575	-11.11%
Mexican peso	33.33%	12.5899	16.9964	-8.64%
Indonesian rupiah	33.33%	9,100.0000	8,645.0000	1.75%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Russian ruble:	33.34% ×	(30.5050 - 45.7575)	= -11.11%
45.7575

—	Mexican peso:	33.33% ×	(12.5899 - 16.9964)	= -8.64%
16.9964

—	Indonesian rupiah:	33.33% ×	(9,100.0000 - 8,645.0000)	= 1.75%
8,645.0000

The hypothetical Ending Value would be 82.00, determined as follows:

        100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

        100 + 100 × (– 11.11 – 8.64 + 1.75)%

        100 + 100 × (–18.00%) = 82.00

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2005 through May 14, 2010. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Emerging Market Currency Basket, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Russian ruble

The following table sets forth the high and low daily exchange rates for the Russian ruble for the calendar quarters from the first quarter of 2005 through May 14, 2010. On May 14, 2010, the exchange rate for the Russian ruble was 30.5050 Russian rubles per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Russian ruble will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	High	Low
2005
First Quarter	28.1950	27.4487
Second Quarter	28.6800	27.7080
Third Quarter	28.8312	28.1600
Fourth Quarter	28.9814	28.4295

2006
First Quarter	28.7414	27.6651
Second Quarter	27.7165	26.7316
Third Quarter	27.0500	26.6726
Fourth Quarter	26.9797	26.1704

2007
First Quarter	26.5990	25.9736
Second Quarter	26.0426	25.6854
Third Quarter	25.8902	24.8588
Fourth Quarter	25.0505	24.2850

2008
First Quarter	24.7859	23.4511
Second Quarter	23.8930	23.3179
Third Quarter	25.7442	23.1577
Fourth Quarter	29.5807	25.7333

2009
First Quarter	36.3701	29.1475
Second Quarter	34.1815	30.5471
Third Quarter	32.7668	29.9966
Fourth Quarter	30.8339	28.6880

2010
First Quarter	30.4861	29.1362
Second Quarter (through May 14, 2010)	30.6150	28.9194

Mexican peso

The following table sets forth the high and low daily exchange rates for the Mexican peso for the calendar quarters from the first quarter of 2005 through May 14, 2010. On May 14, 2010, the exchange rate for the Mexican peso was 12.5899 Mexican pesos per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Mexican peso will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	High	Low
2005
First Quarter	11.3818	10.9853
Second Quarter	11.2445	10.7420
Third Quarter	10.9090	10.5790
Fourth Quarter	10.9535	10.4217

2006
First Quarter	11.0160	10.4352
Second Quarter	11.4825	10.8520
Third Quarter	11.2479	10.7712
Fourth Quarter	11.0878	10.7218

2007
First Quarter	11.2165	10.7743
Second Quarter	11.0211	10.7153
Third Quarter	11.1950	10.7378
Fourth Quarter	11.0161	10.6542

2008
First Quarter	10.9975	10.6420
Second Quarter	10.5827	10.2675
Third Quarter	11.0320	9.8581
Fourth Quarter	13.9000	10.9601

2009
First Quarter	15.5667	13.3803
Second Quarter	14.0505	12.9465
Third Quarter	13.7482	12.8330
Fourth Quarter	13.7619	12.6390

2010
First Quarter	13.2168	12.3650
Second Quarter (through May 14, 2010)	12.9959	12.1518

Indonesian rupiah

The following table sets forth the high and low daily exchange rates for the Indonesian rupiah for the calendar quarters from the first quarter of 2005 through May 14, 2010. On May 14, 2010, the exchange rate for the Indonesian rupiah was 9,100.0000 Indonesian rupiahs per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indonesian rupiah will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	High	Low
2005
First Quarter	9,515.0000	9,135.0000
Second Quarter	9,760.0000	9,430.0000
Third Quarter	10,775.0000	9,725.0000
Fourth Quarter	10,303.0000	9,685.0000

2006
First Quarter	9,815.0000	9,045.0000
Second Quarter	9,495.0000	8,703.0000
Third Quarter	9,295.0000	9,045.0000
Fourth Quarter	9,228.0000	8,995.0000

2007
First Quarter	9,255.0000	8,973.0000
Second Quarter	9,125.0000	8,675.0000
Third Quarter	9,480.0000	9,000.0000
Fourth Quarter	9,433.0000	9,053.0000

2008
First Quarter	9,458.0000	9,060.0000
Second Quarter	9,355.0000	9,189.0000
Third Quarter	9,506.0000	9,073.0000
Fourth Quarter	12,650.0000	9,478.0000

2009
First Quarter	12,100.0000	10,805.0000
Second Quarter	11,595.0000	9,930.0000
Third Quarter	10,293.0000	9,658.0000
Fourth Quarter	9,665.0000	9,340.0000

2010
First Quarter	9,428.0000	9,090.0000
Second Quarter (through May 14, 2010)	9,216.0000	9,008.0000

While historical information on the Emerging Market Currency Basket will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Emerging Market Currency Basket from January 1, 2005 through April 30, 2010 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Emerging Market Currency Basket was set to 100 as of December 31, 2004 and the value of the Emerging Market Currency Basket as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Emerging Market Currency Basket” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Emerging Market Currency Basket or what the value of the MITTS may be. Any historical upward or downward trend in the value of the Emerging Market Currency Basket during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the MITTS at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the MITTS is the U.S. dollar and, accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the MITTS. Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 1.97% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the MITTS as if the MITTS had been issued on July 1, 2010 and were scheduled to mature on June 29, 2012. This tax accrual table is based upon a hypothetical projected payment schedule per $10.00 principal amount of the MITTS, which would consist of a single payment of $ 10.3987 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on the MITTS as of End of Accrual Period (per Unit of the MITTS)
July 1, 2010 to December 31, 2010	$0.0985	$0.0985
January 1, 2011 to December 31, 2011	$0.2000	$0.2985
January 1, 2012 to June 29, 2012	$0.1002	$0.3987

Hypothetical Projected Redemption Amount = 10.3987 per unit of the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the MITTS, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.